Exhibit 99.1

Contact: Steve Pickman (913)-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. UNDERGOES ORGANIZATIONAL CHANGES AS PART OF ONGOING BUSINESS TRANSFORMATION PROCESS; NON-UNION STAFF CONSOLIDATIONS, REDUCTIONS BEING IMPLEMENTED

ATCHISON, Kan., June 16, 2009—MGP Ingredients, Inc. (Nasdaq/MGPI) has announced additional changes to the company’s organizational structure to better align with current and future strategic initiatives.  The changes include a number of transitions and consolidations in management, supervisory and administrative roles and are expected to result in a combination of temporary lay-offs and early retirements affecting 16 non-union personnel at the company’s Atchison facility by the end of June.  An additional 4 non-union employees and 4 union employees at MGPI’s Pekin, Ill., facility will also be affected.

“The resizing of our plant operations footprint in recent months combined with our intensified concentration on producing and commercializing only those products which bring unique value to our customer partners have driven this action,” said Tim Newkirk, president and chief executive officer.  “MGPI has become a more streamlined organization, making it imperative for us to evaluate and reconfigure certain job functions and responsibilities to more accurately match our organizational needs while helping bring greater balance to the cost structure of our resized business.”

Among principal role changes is the appointment of Scott Phillips to the newly created position of vice president of supply chain operations.  In this capacity, he will oversee all manufacturing-related processes, from the acquisition of raw materials through the production, packaging, warehousing and delivery of MGPI’s protein, starch and alcohol ingredients.  Phillips joined MGPI in 2007 and has served as corporate director of manufacturing for the company’s ingredient solutions business segment since June, 2008.  He previously spent 17 years in plant supervisory and management positions with General Mills, Inc.

In assuming his new position, Phillips takes on the oversight of alcohol production responsibilities that previously were managed by Randy Schrick, vice president of engineering, who also had served as corporate director of manufacturing for distillery operations since last June.  Schrick, who has been with MGPI since 1973 and is also a former member of the company’s Board of Directors, will continue in his engineering role.

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Don Coffey, Ph.D., will oversee innovation and commercialization activities for the company’s alcohol, as well as protein and starch ingredients in his new role as executive vice president of sales and marketing.  He had served as executive vice president of the company’s ingredient solutions business segment since last June and was vice president of innovation for one year prior to that.  He came to MGPI in July 2007 following 22 years in commercialization and research positions with the Dow Chemical Co.  For 12 years beginning in 1985, he worked in the commercial and research operations of the METHOCEL business, a global business unit within Dow’s Special Chemical Group that manufactures cellulose derivatives for a variety of food and non-food applications.  He was later promoted to general manager of Dow Food Stabilizers, with responsibilities for global sales, marketing and research.

Additional staff changes consisting of a reorganization of certain job functions, as well as various job reductions, are being implemented across most service centers and business units within the company.  These are a follow-up to similar measures taken earlier as the result of key business transformation actions.

As previously announced, the company shut down its wheat flour milling operations at the Atchison facility this past October.  Approximately one month later, wheat protein and starch operations at the company’s Pekin, Ill., facility were discontinued, followed by the discontinuation of alcohol production at that location in February.

“These individual actions have all been significant steps in our larger business transformation process aimed at concentrating our efforts on optimizing our capabilities for the development, production and commercialization of value-added products primarily at our Atchison facility,” Newkirk said.  “The flour mill shutdown has given us the ability to outsource higher quality flour and achieve improved yields when converting that flour into value-added proteins and starches.  With the discontinuation of protein and starch production at Pekin, we have substantially exited the commodity wheat gluten and starch areas of our business and consolidated our production of value-added ingredients to Atchison, where we have tremendous capacity to grow.  The discontinuation of distillery operations in Pekin, where the vast majority of our fuel grade alcohol was produced, was in line with our decision to exit the volatile and highly unpredictable fuel alcohol business.  Instead, we are now applying our distillery expertise and resources on the production and sales of high quality food grade alcohol, an area in which we are a major player and have been since the company’s founding nearly seven decades ago.”

In conjunction with these measures, several temporary and permanent lay-offs involving both union and non-union employees were enacted.  Combined with a number of early retirements, MGPI’s workforce compared to this time a year ago had declined by 44 percent to 237 employees prior to today’s announcement.

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“The company’s transformation has been extensive and has required some extremely difficult decisions, particularly in regard to personnel reductions,” Newkirk said.  “However,” he added, “these decisions have been necessary.  They are driving us along the right path to strengthen our position as a provider of innovative ingredient solutions, including world class food grade alcohol.  MGP Ingredients principally serves large national and international producers of packaged, name brand bakery and processed food products, vodka, gin and liqueurs, and a wide range of applications for food grade industrial alcohol, including foods and condiments, pharmaceuticals, personal hygiene products, household cleansing products and more.”

Newkirk continued: “We consider ourselves as an extension of key targeted customers, supplying not just ingredients, but solutions to help them create better products for the consumer.  All of the actions we have taken thus far as part of our transformation process, including this most recent internal restructuring, have been implemented to ultimately make us a stronger, more accomplished competitor in the markets we serve.”

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based ingredients and alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that are equipped with state-of-the-art technologies to assure high quality products and to maintain efficient production and service capabilities.

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